Exhibit 23.1

We hereby consent to the financial statements of LyonHeart Capital, Inc. for the period from the date of inception on June 3, 2010 to June 10, 2010 then ended of our reports dated August 4, 2010 included on Form S-1 dated September 23, 2010 relating to the financial statements for the period from the date of inception on June 3, 2010 to June 10, 2010 listed in the accompanying index.

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda
City, State
September 24, 2010
Date